Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Barclays Bank PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related Rescission Offer.

The maximum aggregate offering price of the securities is $17,039,068,209.20.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)(2)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(1)(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Structured Notes (3)	Rule 457(j)	$14,837,840,482.00	100%	$14,837,840,482.00	$92.70 per $1 million	$1,375,467.81(1)	—	—	—	—

Fees to Be Paid	Debt	iPath Series B S&P 500 VIX Short-Term Futures ETN	Rule 457(j)	5,806,755(4)	$72.65(4)	$421,842,759.44	$92.70 per $1 million	$39,104.82(2)	—	—	—	—

Fees to Be Paid	Debt	iPath Series B Bloomberg Energy Subindex Total Return ETN	Rule 457(j)	1,000,000	$42.92	$42,921,198.46	$92.70 per $1 million	$3,978.80(2)	—	—	—	—

Fees to Be Paid	Debt	iPath Series B S&P 500 VIX Short-Term Futures ETN	Rule 457(j)	12,500,000(4)	$30.94(4)	$386,754,314.76	$92.70 per $1 million	$35,852.12(2)	—	—	—	—

Fees to Be Paid	Debt	iPath Pure Beta Crude Oil ETN	Rule 457(j)	1,500,000	$22.82	$34,225,862.20	$92.70 per $1 million	$3,172.74(2)	—	—	—	—

Fees to Be Paid	Debt	iPath Series B S&P 500 VIX Short-Term Futures ETN	Rule 457(j)	12,500,000	$26.52	$331,527,907.75	$92.70 per $1 million	$30,732.64(2)	—	—	—	—

Fees to Be Paid	Debt	Pacer iPath Gold Trendpilot ETN	Rule 457(j)	10,000,000	$23.75	$237,536,149.09	$92.70 per $1 million	$22,019.60(2)	—	—	—	—

Fees to Be Paid	Debt	iPath Pure Beta Crude Oil ETN	Rule 457(j)	553,266	$24.97	$13,815,938.56	$92.70 per $1 million	$1,280.74(2)	—	—	—	—

Fees to Be Paid	Debt	iPath Series B S&P 500 VIX Short-Term Futures ETN	Rule 457(j)	25,000,000	$21.95	$548,784,469.59	$92.70 per $1 million	$50,872.32(2)	—	—	—	—

Fees to Be Paid	Debt	iPath Series B Carbon ETN	Rule 457(j)	3,000,000	$31.13	$93,393,429.72	$92.70 per $1 million	$8,657.57(2)	—	—	—	—

Fees to Be Paid	Debt	iPath Series B Bloomberg Natural Gas Subindex Total Return ETN	Rule 457(j)	1,000,000	$24.81	$24,805,322.95	$92.70 per $1 million	$2,299.45(2)	—	—	—	—

Fees to Be Paid	Debt	iPath Pure Beta Crude Oil ETN	Rule 457(j)	1,946,734	$33.71	$65,620,374.68	$92.70 per $1 million	$6,083.01(2)	—	—	—	—

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	—	N/A	—	—	—	—

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	—	N/A	—	—	N/A	N/A	N/A	N/A

	Total Offering Amounts			—	—	$17,039,068,209.20	—	$1,579,521.62	—	—	—	—

	Total Fees Previously Paid			—	—	—	—	N/A	—	—	—	—

	Total Fees Offsets			—	—	—	—	N/A	—	—	—	—

	Net Fee Due			—	—	—	—	$1,579,521.62	—	—	—	—

(1)

Subject Securities that are Structured Notes were sold prior to the registration thereof and are subsequently registered for the purpose of making an offer of rescission of such sale or sales. Therefore, in accordance with Rule 457(j) under the Securities Act of 1933, as amended (the “Securities Act”), the registration fee is to be calculated on the basis of the amount at which such securities were sold. To determine such price, the Issuer has excluded any accrued interest, fees, selling concessions or other additional amounts. Pursuant to Rule 457(q) under the Securities Act, no separate registration fee will be paid with respect to any of such securities that may be reoffered or resold after their initial sale in market-making transactions.

(2)

Subject Securities that are ETNs were sold prior to the registration thereof and are being registered for the purpose of making an offer of rescission of such sale or sales. Therefore, in accordance with Rule 457(j) under the Securities Act, the registration fee should be calculated on the basis of the amount at which such securities were sold. However, the Issuer cannot determine at what price such securities were sold as such ETNs were placed in Barclays’ DTC account alongside other properly registered ETNs prior to distribution. Therefore, the Issuer has calculated the registration fees for the Subject Securities that are ETNs by reference to (x) the average of the volume-weighted average price (VWAP) of each series of ETNs during U.S. market hours on each trading day on which such price was available in the consolidated system during the period commencing on (and including) the issue date of the relevant upsize transaction or new issuance, as applicable, and ending on (and including) the date on which offers and sales of such ETNs ceased and (y) the volume of such Subject Securities issued on each such upsize transaction date or new issuance date, as applicable. Pursuant to Rule 457(q) under the Securities Act, no separate registration fee will be paid with respect to any of such securities that may be reoffered or resold after their initial sale in market-making transactions.

(3)	The security class titled “Structured Notes” includes equity-linked notes and rates-linked notes.
(4)

The Amount Registered and Proposed Maximum Adjusted Offering Price Per Unit for the offerings of iPath Series B S&P 500 VIX Short-Term Futures ETN (the “VXX ETNs”) issued on July 23, 2019 and February 18, 2021 have been adjusted to reflect the 1-for-4 reverse split of the VXX ETNs that was effected on April 23, 2021.